July 30, 2001

Wing Yu
1025 Cadillac Way, #113
Burlingame, CA  94010

         Re:      Employment Contract

Dear Wing:

We are pleased to offer you a position with FinancialContent.com, Inc., a Delaware corporation ("FinancialContent"). This agreement supercedes any and all other employment agreements between you and Cosmoz Infrastructure Solutions, Inc. The starting date of this agreement shall be retroactive to July 1, 2001. Your compensation, benefits and other terms of employment will be as set forth below and in the FinancialContent, Inc. Employee Handbook.

TERMS OF EMPLOYMENT

1. Position and Duties. FinancialContent shall employ you, and you agree to competently and professionally perform such duties as are customarily the responsibility of the position as set forth in the job description attached as EXHIBIT A, and as reasonably assigned to you from time to time by your Manager as set forth in EXHIBIT A.

2. Outside Business Activities. During your employment with FinancialContent, you shall devote competent energies, interests, and abilities to the performance of your duties under this Agreement. During the term of this Agreement, you shall not, without FinancialContent's prior written consent, render any services to others for compensation or engage or participate, actively or passively, in any other business activities that would interfere with the performance of your duties hereunder or compete with FinancialContent's business.

3.       Employment Classification. You shall be a Full-Time Executive Employee.

4.       Compensation/Benefits.

         4.1 Wage and commissions. FinancialContent shall pay you the wage as set forth in the job description attached as EXHIBIT A.

         4.2 Reimbursement of Expenses. You shall be reimbursed for all reasonable and necessary expenses paid or incurred by you in the performance of your duties. You shall acquire approval by your manager, as identified on Exhibit A, prior to incurring any reimbursable expenses. You shall provide FinancialContent with original receipts of such expenses.

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         4.3      Withholdings.   All  compensation   paid  to  you  under  this
Agreement, including payment of salary and taxable benefits, shall be subject to such withholdings as may be required by law or FinancialContent's general practices.

         4.4 Benefits. As a full-time employee you will be subject to FinancialContent's benefits policies as such policies are in effect from time to time as set forth in FinancialContnet.com, Inc.'s Employee Handbook, version 0001, and shall be offered the opportunity to participate in any benefit programs offered to the extent such benefits are offered to other regular full-time executive employees. You agree to sign FinancialContent's Employee Acknowledgement Form upon receipt of FinancialContnet.com, Inc.'s Employee Handbook, version 0001 as a condition of your employment.

         4.5 Stock Options. FinancialContent does not currently offer stock options to employees. If the shareholders of FinancialContent adopt a resolution providing stock options to employees, whether incentive stock options or an employee stock purchase plan, or if the board of directors adopts non-statutory stock options, you will be offered an opportunity to participate in any such options plan to the same extent provided to all other executive employees of FinancialContent. FinancialContent makes no guarantee that the shareholders or the board of directors will adopt a resolution approving a stock options plan.

5. At-Will Employment. Either party may terminate this Agreement by written notice at any time for any reason or for no reason. This Agreement is intended to be and shall be deemed to be an at-will employment agreement and does not constitute a guarantee of continuing employment for any term.

6. Nondisclosure Agreement. You agree to sign FinancialContent's standard Employee Nondisclosure Agreement and Proprietary Rights Assignment and Limited Exclusion Notification as a condition of your employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers.

7. Authorization to Work. Because of Federal regulations adopted in the Immigration Reform and Control Act of 1986, you will need to present documentation demonstrating that you have authorization to work in the United States.

8. Further Assurances. Each party shall perform any and all further acts and execute and deliver any documents that are reasonably necessary to carry out the intent of this Agreement.

9. All notices or other communications required or permitted by this Agreement or by law shall be in writing and shall be deemed duly served and given when delivered personally or by facsimile, air courier, certified mail (return receipt requested), postage and fees prepaid, to the party at the address indicated in the signature block or at such other address as a party may request in writing.

10. Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of California; as such laws are applied to agreements between residents of California to be performed entirely within the State of California.

11. Entire Agreement. This Agreement sets forth the entire Agreement between the parties pertaining to the subject matter hereof and supersedes all prior written agreements, and all prior or contemporaneous oral Agreements and understandings, express or implied.

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12.      Written Modification and Waiver. No modification to this Agreement, nor any waiver of any rights, shall be effective unless assented to in writing by the party to be charged, and the waiver of any breach or default shall not constitute a waiver of any other right or any subsequent breach or default.

13. Assignment. This Agreement is personal in nature, and neither of the parties shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations under this Agreement, except that FinancialContent may assign or transfer this Agreement to a successor of FinancialContent's business in the event of the transfer or sale of all or substantially all of the assets of FinancialContent's business; provided, that in the case of any assignment or transfer under the terms of this Section, this Agreement shall be binding on and inure to the benefit of the successor of FinancialContent's business, and the successor of FinancialContent's business shall discharge and perform all of the obligations of FinancialContent under this Agreement .

14. Severability. If any of the provisions of this Agreement are determined to be invalid, illegal, or unenforceable, such provisions shall be modified to the minimum extent necessary to make such provisions enforceable, and the remaining provisions shall continue in full force and effect to the extent the economic benefits conferred upon the parties by this Agreement remain substantially unimpaired.

15. Arbitration of Disputes. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.

We look forward to continuing what we hope will remain a mutually satisfying work relationship.


                                          Sincerely,

                                          FinancialContent, Inc.


                                          By: /s/ Dave Neville
                                              ----------------------------
                                                  Dave Neville,
                                                  Corporate Secretary


Acknowledged, Accepted and Agreed,


Date: 7/30/01
      -------------
      /s/ Wing Yu
      -------------
          Wing Yu




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EXHIBIT A

JOB DESCRIPTION

1. Position: Chief Executive Officer

2. Your Manager: n/a.  You report directly to the Board of Directors

3: Your Duties:

         o Strategic planning;

         o Financial analysis;

         o Budgeting, compliance;

         o Supervision of the daily operations of the company; and

         o Other tasks that may be required of you by the Board of Directors.

4. Your Compensation: Your salary shall be paid monthly on the last day of the month worked. Your annual base salary shall be 72,000.00, or $6,000.00 per month.

5. Schedule: You shall work five days per week, Monday thru Friday, eight hours per work day.


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